Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 12, 2024 with respect to the consolidated financial statements included in the Annual Report of Workhorse Group Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Workhorse Group Inc. on Forms S-3/A (File No. 333-213100 and File No. 333-226923), on Forms S-3 (File No. 333-273357, File No. 333-271434, File No. 333-253679, File No. 333-249707, File No. 333-233199, File No. 333-230553 and File No. 333-229024), and on Forms S-8 (File No. 333-274965, File No. 333-266729, File No. 333-237162, File No. 333-193425 and File No. 333-196631).

/s/ GRANT THORNTON LLP

Cincinnati, Ohio
March 12, 2024